Exhibit 99.3

CytoSorbents Records Another Solid Quarter of Growth in Q2 2014

MONMOUTH JUNCTION, NJ--(August 12, 2014) - CytoSorbents Corporation (OTCQB: CTSO), a critical care immunotherapy company commercializing its CytoSorb® cytokine adsorber to treat critically-ill patients in multiple countries worldwide, reported second quarter financial and operational results for the three and six months ended June 30, 2014.

Q2 2014 Total Revenue of $1.0M, Driven by Record CytoSorb® sales of $663K. Trailing 12-month CytoSorb® Sales Increased to $1.8M

Recent Financial Highlights:

•	Achieved record CytoSorb® sales of $663K, a 418% increase over $128K in the same period in 2013. Product sales were driven by continued usage and strong reorders from direct customers and distributors.
•	Total revenue for the first six months of 2014 grew to $2.1M, a 215% increase over $663K in total revenue for the same period in 2013.
•	CytoSorb® sales fueled much of the increase in total revenues, with $1.2M in sales in the first six months of 2014, a 305% increase from $304K in CytoSorb revenue in the first half of 2013. The first six months of sales have already exceeded CytoSorb sales of $822K for all of 2013.
•	Product gross margins for Q2 2014 were approximately 65%.
•	Trailing 12-month CytoSorb® sales increased to $1.8M, from $1.2M since the last quarter.
•	Healthy cash and short term investments of $9.6M.

Recent Operational Highlights

•	Established a second foothold into the growing Asian market through an exclusive distribution agreement in Taiwan with HemoScien Corporation. Submitted final product registration in Russia and the Middle East and are pending notification of approval.
•	Biocon, our strategic distribution partner in India, is recruiting a dedicated sales force to sell CytoSorb® in India, and is sponsoring a September 2014 countrywide scientific symposium tour with a major CytoSorb® key opinion leader.
•	On target with preparations to up-list to a national exchange later this year, with strengthening of our team through consolidation of our international and SEC legal counsel to DLA Piper.

•	Continued protocol development and finalization, with plans to submit the IDE (Investigational Device Exemption) application for intra-operative usage of CytoSorb® to the FDA before the end of the year. Received validation of this treatment approach via the first published investigator initiated study using CytoSorb® therapy intra-operatively during cardiac surgery in the journal, Kardiotechnik. This retrospective study demonstrated that CytoSorb® usage led to a persistent reduction in key inflammatory markers such as IL-6 and procalcitonin in the post-operative period.
•	A new sepsis research article by Dr. John Kellum and our collaborators at University of Pittsburgh was published in the journal, Critical Care, describing how CytoSorb® therapy redirects potentially dangerous activated immune cells away from otherwise healthy organs and toward the true site of infection in animals.
•	The recent MERS (Middle Eastern Respiratory Virus) and Ebola virus epidemics have highlighted the need for potential adjunctive therapies such as CytoSorb® in deadly viral illnesses. CytoSorbents has expanded its communications with various organizations and is exploring multiple options to help make the technology available to those in need where possible.
•	Ahead of World Sepsis Day on September 13, 2014, CytoSorbents announced its sponsorship of the 2014 German Sepsis Society Roger-Bone Award, in recognition of an outstanding publication in clinical sepsis research.

Dr. Phillip Chan, CytoSorbents’ Chief Executive Officer, commented “We are very pleased with the continued broad adoption and usage of CytoSorb® in our key direct, distributor, and partner markets. This is the fourth consecutive quarter where we have achieved double-digit quarter-over-quarter increases in product sales.”

Dr. Chan continued, “In the second half of this year, we anticipate that additional drivers of CytoSorb® sales will begin to come online, helping to further accelerate growth. For example:

•	In our direct territories, our expanded sales and marketing team is doing an excellent job in drilling down into our accounts and spurring usage and end user demand amongst the daily treating physicians, for an increasing number of clinical applications, as well as in many departments in each hospital.

•	A number of investigator-initiated studies are expected to be completed this year, with data available soon thereafter, particularly in cardiac surgery and critical illnesses. We believe this will help drive additional usage.

•	We are seeing increasing uptake and reorders from key distributors and our strategic distribution partner, Biocon, as they achieve success in their marketing efforts and expand usage. We believe our financial results to date do not yet reflect the impact of anticipated sales from our distributors in major territories such as the Middle East, Russia, and Taiwan, where final product registration is pending.

•	We are in active discussions with new distributors and potential partners to expand into major geographic territories throughout the world.”

“Most importantly, what is driving the expanded interest in CytoSorb®, and what is personally inspiring, are the continued case reports where our therapy has made a difference in a patient’s life and clinical outcome. This is a major driver in all that we do.”

“Please join us on the earnings call today at 4:15PM EDT where we will cover our progress in greater detail and address a number of questions that have been submitted by investors. The investor presentation and a written transcript of the conference call will be available within a week of the webcast on our website.”

Conference Call Details:

Date: Tuesday, August 12, 2014
Time: 4:15 PM Eastern
Participant Dial-In: 913-312-1269

Live Presentation Webcast: https://viavid.webcasts.com/starthere.jsp?ei=1041083

An archived recording of the conference call will be available under the Investor Relations section of the Company’s website at http://www.cytosorbents.com/invest.htm

Financial Results for the First Six Months Ended June 30, 2014

For the six months ended June 30, 2014, the Company generated revenue of approximately $2,087,000 as compared to revenues of approximately $663,000 for the six months ended 2013, an increase of approximately $1,424,000 or 215%. Revenue from product sales was approximately $1,232,000 in the first half of 2014, as compared to approximately $304,000 in the first half of 2013, an increase approximately $928,000 or 305%. Product gross margins were approximately 63% for the six months ended June 30, 2014. Revenue from grants was approximately $850,000 in the first half of 2014, as compared to approximately $359,000 in the first half of 2013.

Our loss from operations for the six months ended June 30, 2014 was approximately $2,537,000, as compared to a loss from operations of approximately $2,829,000 for the six months ended June 30, 2013.

Financial Results for the Second Quarter Ended June 30, 2014

CytoSorbents generated revenues of approximately $1,025,000 and $291,000 for the three months ending June 30, 2014 and June 30, 2013, respectively. Product revenues were approximately $663,000 for the quarter ended June 30, 2014, as compared to product revenues of $128,000 for the quarter ended June 30, 2013. Additionally, grant revenue and other income was approximately $361,000 and $164,000 for the three month periods ended June 30, 2014 and 2013, respectively. Overall blended gross margins were approximately 35%, with product gross margins of approximately 65%.

Our loss from operations for the three months ending June 30, 2014 was approximately $1,383,000, as compared to a net loss from operations of approximately $1,407,000 for the three months ended June 30, 2013.

On June 30, 2014 our cash and short-term investments were approximately $9,623,000, as compared to cash balances of approximately $2,183,000 as of December 31, 2013. This increase in cash is a direct result of our March 2014 registered offering of our Common Stock from which we received approximately $9,451,000 in net proceeds.

For additional information please see the Company’s 10-Q report for the period ended June 30, 2014 filed on August 12, 2014 on http://www.sec.gov.

2014 Third Quarter Outlook

CytoSorbents has not historically given financial guidance on quarterly results until the quarter has been completed. With Q3 2014 still ongoing, we continue to see strong momentum in CytoSorb® usage and sales and expect our trailing 12 month CytoSorb® sales to easily continue its upward trend.

About CytoSorbents Corporation

CytoSorbents Corporation is a critical care focused immunotherapy company using blood purification to control severe inflammation -- with the goal of preventing or treating multiple organ failure in life-threatening illnesses. Organ failure is the cause of nearly half of all deaths in the intensive care unit, with little to improve clinical outcome. CytoSorb®, the Company's flagship product, is approved in the European Union as a safe and effective extracorporeal cytokine adsorber, designed to reduce the "cytokine storm" that could otherwise cause massive inflammation, organ failure and death in common critical illnesses such as sepsis, burn injury, trauma, lung injury, and pancreatitis. These are conditions where the risk of death is extremely high, yet no effective treatments exist. CytoSorbents' purification technologies are based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption. CytoSorbents has numerous products under development based upon this unique blood purification technology, protected by 32 issued US patents and multiple applications pending, including HemoDefend™, ContrastSorb, DrugSorb, and others. Additional information is available for download on the Company's website: http://www.cytosorbents.com/.

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as “may,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements in this press release represent management’s current judgment and expectations, but our actual results, events and performance could differ materially from those in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, the risks discussed in our Annual Report on Form 10-K, filed with the SEC on March 31, 2014, as updated by the risks reported in our Quarterly Reports on Form 10-Q, and in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We caution you not to place undue reliance upon any such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required under the Federal securities laws.

Please Click to Follow us on Facebook and Twitter

Company Contact:
CytoSorbents Corporation
Dr. Phillip Chan, MD, PhD
Chief Executive Officer
(732) 329-8885 ext. *823
pchan@cytosorbents.com

Investor Contact:
CytoSorbents Corporation

Amy Vogel

(732) 329-8885 ext. *825

avogel@cytosorbents.com

CYTOSORBENTS CORPORATION

(a development stage company)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(amounts in thousands, except per share data)

	Six months ended June 30,		Three months ended June 30,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues
Sales	$1,233	$304	$663	$128
Grant income	850	359	359	163
Other revenue	4	--	3	--
Total revenues	2,087	663	1,025	291

Cost of revenue	1,329	453	666	199

Gross profit	758	210	359	92

Expenses:
Research and development	583	1,412	347	708

Legal, financial and other consulting	550	413	240	190

Selling, general and administrative	2,162	1,214	1,155	601

Total operating costs and expenses	3,295	3,039	1,742	1,499

Operating loss	(2,537)	(2,829)	(1,383)	(1,407)
Other expenses, net	291	215	471	8
Net loss before benefit from income taxes	(2,828)	(3,044)	(1,854)	(1,415)
Benefit from income taxes	--	--	--	--
Net loss	(2,828)	(3,044)	(1,854)	(1,415)
Preferred stock dividend	2,489	1,203	1,374	616
Net loss available to common shareholders	$(5,317)	$(4,247)	$(3,228)	$(2,031)
Earnings per share:

Basic and diluted earnings per share	$(0.02)	$(0.02)	$(0.01)	$(0.01)
Basic and diluted weight average shares outstanding	283,424,589	227,299,644	301,195,959	231,583,119

Net loss	$(2,828)	$(3,044)	$(1,854)	$(1,415)
Other comprehensive loss:
Currency translation adjustment	5	(3)	4	(1)
Comprehensive loss	$(2,823)	$(3,047)	$(1,849)	$(1,416)

CYTOSORBENTS CORPORATION

(a development stage company)

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	June 30, 2014 (Unaudited)	December 31, 2013
ASSETS:
Cash and cash equivalents	$4,878	$2,183
Grants and accounts receivable, net	330	453
Short-term investments	4,745	--
Inventories	304	246
Prepaid expenses and other current assets	365	605
Total current assets	10,622	3,487

Property and equipment, net	172	145
Other assets	463	414
TOTAL ASSETS	$11,257	$4,046

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$526	$787
Accrued expenses and other current liabilities	639	362
Deferred revenue	6	272
Warrant liability	889	--
Convertible notes payable, net	709	1,644
Total current liabilities	2,769	3,065
TOTAL LIABILITIES	2,769	3,065

Redeemable Series B Convertible Preferred Stock	17,718	15,246

Total stockholders’ equity	(9,230)	(14,265)

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$11,257	$4,046